EXHIBIT 5.1

ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE
MILWAUKEE, WI 53202-5306
414.271.2400 TEL
414.297.4900 FAX
www.foley.com
November 15, 2007
The Manitowoc Company, Inc.
2400 S. 44th Street
Manitowoc, Wisconsin 54221-0066
Ladies and Gentlemen:
     We have acted as counsel for The Manitowoc Company, Inc., a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-3 (Registration No. 333-147371) (the “Registration Statement”), including the prospectus constituting a part thereof, dated November 14, 2007, the preliminary prospectus supplement, dated November 14, 2007, the definitive prospectus supplement, dated November 15, 2007, and any free writing prospectus relating to the offering and sale of securities described herein (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the public offering of 4,000,000 shares of the Company’s common stock, $0.01 par value (the “Offering Shares”), and related Common Stock Purchase Rights (the “Rights”), in the manner set forth in the Prospectus. The terms of the Rights are set forth in that certain Rights Agreement, dated as of March 21, 2007, by and between the Company and Computershare Trust Company, N.A. (the “Rights Agreement”).
     In connection with our representation, we have examined: (i) the Registration Statement, including the Prospectus; (ii) the Company’s Amended and Restated Articles of Incorporation and Restated By-Laws, as amended to date; (iii) the Rights Agreement; (iv) resolutions of both the Company’s Board of Directors and the Special Offering Committee of the Board of Directors relating to the authorization of the issuance of the Offering Shares and the accompanying Rights subject to the Registration Statement; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.
     Based upon the foregoing, we are of the opinion that:
     1. The Company is a corporation validly existing under the laws of the State of Wisconsin.
     2. The Offering Shares covered by the Registration Statement, when issued and paid for in the manner contemplated in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.
     3. The Rights attached to the Offering Shares, when issued pursuant to the Rights Agreement, will be validly issued.

BOSTON	LOS ANGELES	SACRAMENTO	TALLAHASSEE
BRUSSELS	MADISON	SAN DIEGO	TAMPA
CHICAGO	MILWAUKEE	SAN DIEGO/DEL MAR	TOKYO
DETROIT	NEW YORK	SAN FRANCISCO	WASHINGTON, D.C.
JACKSONVILLE	ORLANDO	SILICON VALLEY

The Manitowoc Company, Inc.
November 15, 2007

     We consent to the deemed incorporation by reference of this opinion into the Registration Statement and the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.
Very truly yours,
/s/ Foley & Lardner LLP